EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

  Famous Uncle Al’s Hot Dogs & Grille, Inc.

I hereby consent to the incorporation in this 5th Amendment to Form SB-2 Registration Statement of my report dated March 30, 2006, relating to the financial statements of Famous Uncle Al’s Hot Dogs & Grille, Inc., as of and for the period ended December 31, 2005.

I also consent to the incorporation in this 5th Amendment to Form SB-2 Registration Statement of my report dated November 28, 2006, relating to the financial statements of Famous Uncle Al’s Hot Dogs Inc., as of and for the periods October 5, 2005, and December 31, 2004.

I also consent to the reference to me under the caption “Experts” in the Prospectus.

January 15, 2007

/s/   Michael F. Cronin

Certified Public Accountant

687 Lee Road

Rochester, NY 14606